Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT

          This AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (the "Agreement") is an amendment and complete restatement of the Employment and Noncompetition Agreement made and entered into as of the 31st day of December, 2006, by and between SHOE CARNIVAL, INC., an Indiana corporation with its principal offices located at 7500 East Columbia Street, Evansville, Indiana (the "Company"), and MARK L. LEMOND, an individual residing at 2477 Hidden Oak Ct., Newburgh, Indiana (the "Employee"). This restatement is intended to conform the Agreement to the applicable provisions of the final regulations interpreting Section 409A of the Internal Revenue Code of 1986, as amended ("Code") and Revenue Ruling 2008-13.

RECITALS

          WHEREAS, the Company is one of the leading retailers of family shoes in the United States;

          WHEREAS, the Company desires to retain the services of the Employee upon the terms and conditions set forth herein; and

          WHEREAS, the Employee desires to be so employed by the Company, to be eligible for potential compensation increases and the potential payments provided for herein; and

          WHEREAS, the Company and the Employee desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Employee; and

          WHEREAS, in connection with its business, the Company has expended a substantial amount of time, money, and effort to develop and maintain its confidential, proprietary and trade secret information, and that this information, if misused or disclosed, could be very harmful to the Company’s business and its competitive position in the marketplace.

AGREEMENT

          1. Term of Employment. The Company hereby agrees to employ Employee and Employee hereby agrees to be employed by the Company, in accordance with the terms and conditions of this Agreement. This Agreement shall become effective on December 31, 2006, and shall end on January 31, 2011. The term shall be extended automatically for one (1) year on each February 1 ("Anniversary Date") beginning February 1, 2009, unless either party hereto gives written notice to the other party not more than ninety (90) days and not less than thirty (30) days prior to an Anniversary Date, in which case no further automatic extension shall occur and the term of this Agreement shall end three (3) years subsequent to the Anniversary Date immediately following such written notice (such term, including any extension is referred to as the "Term"). Notwithstanding the foregoing, the Term shall end on the date of Employee's voluntary retirement from the Company as provided for in Section 5.5.

          2. Duties. The Employee is engaged by the Company as its President and Chief Executive Officer. Unless otherwise consented to by the Employee, the Employee's positions with the Company shall be as its President and Chief Executive Officer. The Employee shall have all the powers and agrees to perform all of the duties associated with those positions, subject to the direction of the Chairman of the Board and the Board of Directors of the Company, and to the provisions of the Articles of Incorporation and Bylaws of the Company. The Employee shall have general executive charge of the Company with all such powers as may be reasonably incident to such responsibilities; and he shall have such other powers and duties as designated in accordance with the Company's Bylaws and as may be assigned to him from time to time by the Chairman of the Board and the Board of Directors. The Employee shall report directly to the Company's Chairman of the Board and the Board of Directors and any executive committee of the Board. The Company agrees to provide the Employee with such accommodations as are suitable to the character of his positions with the Company and adequate for the performance of his duties.

          During his employment under this Agreement, the Employee agrees to devote substantially his full time, attention and energies to the Company's business. This Agreement shall not be construed as preventing the Employee from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made. This Agreement shall also not be construed as preventing the Employee from serving as an outside director of up to two other for-profit companies (and such additional companies as the Board of Directors may hereafter approve) or from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with his work for the Company.

          3. Compensation of Employee. For all services rendered by the Employee under this Agreement, the Company shall compensate the Employee as follows:

          3.1 Base Salary. The base salary payable to the Employee under this Agreement shall be that amount set forth in the minutes of the Compensation Committee of the Company’s Board of Directors dated March 13, 2006 for the period beginning January 29, 2006 and ending February 3, 2007 ("Base Salary"), payable in accordance with the Company's usual payroll procedures, and subject to all taxes, withholdings and deductions as required by law and as the Employee may authorize. The Compensation Committee of the Company’s Board of Directors will review the Base Salary on an annual basis during the Term to determine whether the Base Salary should be adjusted upward. Any such upward adjustment shall take effect at the beginning of each fiscal year. The Employee’s Base Salary may not be adjusted downward at any time during the Term.

          3.2 Incentive Bonus. The Employee is entitled to participate in the Company’s 2006 Executive Incentive Compensation Plan in accordance with the terms contained therein, and in any successor plan adopted by the Company from time to time.

However, Employee agrees that the failure of the Company to award any such bonus and/or other incentive compensation shall not give rise to any claim against the Company.

          4. Additional Compensation, Benefits, and Obligations. During his employment under this Agreement, Employee is entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, life insurance, health and medical, dental and disability plans, and executive supplemental medical coverage) and other employee benefit plans, including but not limited to, qualified pension plans, stock purchase plans, and nonqualified deferred compensation plans, established by the Company from time to time; provided, however, the Employee's participation in such plans is subject to the eligibility requirements and other terms of such plans. The Company may change, amend or discontinue any of its employee welfare and health benefit plans at any time during the Term, and nothing in this Agreement shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any such plans or programs.

          5. Termination of Employment. Employee’s employment may be terminated as follows:

          5.1 Termination Due to Death. If the Employee dies during the Term, this Agreement shall terminate as of the date of the Employee's death and the Employee's benefits shall be determined in accordance with the survivor's benefits, insurance and other applicable programs of the Company then in effect. Within fifteen (15) business days of the Employee's death, the Company shall pay the Employee's designee or his estate (a) that portion of his then Base Salary which shall have been earned through the termination date and (b) a lump sum payment in an amount determined by multiplying seventy percent (70%) of his Base Salary for the fiscal year in which the death occurs by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365.

          5.2 Termination Due to Disability. If the Employee suffers a Disability (as defined in Section 6.2) during the Term, the Company shall have the right to terminate this Agreement by giving the Employee a Notice of Termination (as defined in Section 6.5), which has attached to it a copy of the medical opinion that forms the basis of the determination of Disability. The Employee's employment shall terminate at the close of business on the last day of the Notice Period (as defined in Section 6.6).

          Upon the termination of this Agreement because of Disability, the Company shall pay the Employee within fifteen (15) business days of the termination date (a) that portion of his then Base Salary which shall have been earned through the termination date and (b) a lump sum payment in an amount determined by multiplying seventy percent (70%) of his Base Salary for the fiscal year in which the termination occurs by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. The Employee shall also be entitled to receive any applicable disability insurance benefits resulting from any insurance or other employee benefit programs of the Company.

          5.3 Termination by the Company for Cause or by the Employee Without Good Reason. At any time during the Term, the Company may terminate this Agreement for Cause (as defined in Section 6.1) by giving the Employee a Notice of Termination, which has attached to it copies of the Board determination that forms the basis of the Company's action. The Employee's employment shall terminate at the close of business on the last day of the Notice Period.

          At any time during the Term, the Employee may terminate this Agreement without Good Reason (as defined in Section 6.3 hereof) by giving the Board of Directors of the Company a Notice of Termination. The Employee's employment by the Company shall terminate at the close of business on the last day of the Notice Period.

          Within fifteen (15) business days after such termination date, the Company shall pay the Employee that portion of his then Base Salary which shall have been earned through the termination date.

          5.4 Termination by the Company Without Cause or by the Employee for Good Reason. At any time during the Term, the Board of Directors of the Company may terminate this Agreement without Cause by giving the Employee a Notice of Termination, and the Employee's employment by the Company shall terminate at the close of business on the last day of the Notice Period.

          At any time during the Term, the Employee may terminate this Agreement with Good Reason if all of the following conditions are satisfied: (a) Employee gives the Company a Notice of Termination that describes the condition claimed to constitute Good Reason within ninety (90) calendar days of the initial existence of the condition; (b) the Company does not remedy the condition within thirty (30) calendar days of the Company's receipt of the Notice of Termination; and (c) Employee gives the Company another Notice of Termination during the six (6) month period following the end of the cure period described in clause (b). The Employee's employment shall terminate at the close of business on the last day of the Notice Period of the second Notice of Termination.

          Within fifteen (15) business days after such termination date, the Company shall pay to the Employee (a) that portion of his then Base Salary which shall have been earned through the termination date; (b) a lump sum payment in an amount equal to seventy percent (70%) of the product of (i) times (ii), where (i) is his Base Salary for the fiscal year in which the termination occurs, and (ii) is a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365; and (c) an additional lump sum payment in an amount equal to three times one hundred seventy percent (170%) of the Employee's Base Salary for the fiscal year in which the termination occurs. The Company shall also provide the Employee with the Medical and Dental

Benefits (as defined in Section 6.4) for a period of thirty-six (36) calendar months after the calendar month in which the termination date occurs or until the earlier date on which the obligation to provide Medical and Dental Benefits ends pursuant to Section 6.4. All of Employee's stock options granted after the date of this Agreement shall contain provisions requiring that such options shall automatically vest upon the termination of Employee under this Section 5.4 and all of such options shall be exercisable by Employee during the remainder of their respective terms. In the event of termination of this Agreement without Cause or for Good Reason, such termination shall not be deemed to be a voluntary termination by Employee for purposes of any stock option or equity incentive plans of the Company, and any outstanding stock options may be exercised at any time during the remainder of the term of the option. In addition, all shares of restricted stock granted to the Employee after the date of this Agreement, which are not intended to qualify as “performance based compensation” under Section 162(m) of the Code shall contain provisions which shall provide for immediate vesting upon Termination without Cause or for Good Reason.

          5.5 Termination by the Employee Upon Retirement. At any time during the Term, the Employee may terminate this Agreement by giving the Company a Notice of Termination advising the Company that he intends to voluntarily retire in accordance with the Company's retirement policies on a date specified in the Notice of Termination. The Employee's employment shall terminate on the date specified in the Notice of Termination.

          Subject to Section 5.12, within fifteen (15) business days after such termination date, the Company shall pay the Employee (a) that portion of his then Base Salary which shall have been earned through the termination date; and (b) a lump sum payment in an amount equal to seventy percent (70%) of the product of (i) times (ii), where (i) is Employee's Base Salary for the fiscal year in which the termination occurs, and (ii) is a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365.

          5.6 Accrued Compensation and Benefits. Notwithstanding any other provision of this Agreement, upon termination of Employee's employment for any reason, Employee shall be entitled to receive all accrued but unpaid compensation, bonuses and benefits under all of the Company's compensation, bonus and benefit plans in which employee is a participant, all in accordance with the terms of such plans. These plans include, without limitation, the Company's 401(k) plan, deferred compensation plan and bonus plans which are earned in a fiscal year, but paid in the following year.

          5.7 Internal Revenue Code Limits. Should any payments by the Company to or for the benefit of Employee under this Agreement constitute an "excess parachute payment" within the meaning of Section 280G of the Code, then the Company shall pay Employee an additional amount of money (the "Gross-Up Payment") that will equal the sum of (a) all excise or other taxes imposed upon Employee by Section 4999 of the Code (excluding any penalties or interest) and (b) all additional state and federal taxes, interest and/or penalties attributable to the additional payments made to Employee pursuant to this Section 5.7. If an excise tax is imposed pursuant to Section 4999 of the Code, Employee agrees to immediately notify the Company within ten (10) days of the event, in writing, and Employee hereby gives the Company the right to challenge said imposition. Any Gross-Up Payment due under this Section 5.7 shall be paid in a lump sum as soon as it can be calculated, but in no event later than 30 days after the date the Employee remits the related taxes.

          5.8 Payroll Withholdings. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes or deductions as may be required pursuant to any law or governmental regulation or ruling.

          5.9 Compliance With Post-Employment Restrictions. If Employee breaches any of the covenants or provisions set forth in Sections 7 and 8 of this Agreement, then in such event the Company shall have the right immediately and permanently to discontinue payment and provision of any of the severance compensation and benefits payable under this Agreement. The Employee and the Company acknowledge and agree that such remedy is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with the Employee's breach or threatened breach of any of the covenants or provisions of this Agreement.

          5.10 Mitigation or Reduction of Benefits. Employee shall not be required to mitigate the amount of any payments provided for in this Section 5 by seeking other employment or otherwise. Except as specifically set forth herein, the amount of any payment for benefits provided in this Section 5 shall not be reduced by any compensation or benefits or the amount paid to or earned by the Employee as a result of employment by another employer after the Employee's termination date or otherwise.

          5.11 Release Agreement. As a condition of receiving the severance benefits described in Section 5, Employee will be required to sign a standard release agreement acceptable to the Company in which he releases and waives all claims which he may have against the Company or any affiliate, employee, shareholder, officer, director, agent or representative of the Company (except for his rights under this Agreement or any other vested rights Employee may have under any insurance, pension, employee stock ownership or stock option or equity incentive plans sponsored or made available by the Company). The Company will provide such release agreement to Employee at the termination of Employee's employment with the Company. As part of the release agreement, Employee will be required (a) to agree to cooperate with the Company with respect to any business matters about which he has knowledge, including any litigation or threatened litigation, (b) agree not to cooperate with any claimants against the Company unless required by law to do so, (c) agree not to make any negative or derogatory comments about the Company or its executives and (d) affirm his post-termination obligations under this Agreement, including without limitation the obligations set forth in Sections 7 and 8.

          5.12 Delay of Separation Payments to Specified Employee. Notwithstanding any other provisions of this Agreement, if any amount payable to Employee under this Agreement on account of Employee's separation from service with the Company constitutes deferred compensation within the meaning of Code Section 409A, and Employee is a Specified Employee on the date of his separation from service, payment of the amount shall be delayed until the first business day that is at least six (6) months after the date on which Employee's separation from service occurred.

          6. Definitions.

          6.1 "Cause" means the occurrence of any one or more of the following events: (a) Employee's conviction for a felony or other crime involving moral turpitude; (b) Employee's willful engaging in illegal conduct or gross misconduct which is injurious to the Company; (c) Employee's willful engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company; (d) Employee's willful failure or refusal to follow the lawful and reasonable instructions of the Company's Chairman of the Board or the Board of Directors if such failure or refusal continues for a period of ten (10) days after the Company delivers to Employee a written notice stating the instructions which Employee has failed or refused to follow; (e) Employee's willful material breach of any of his obligations under this Agreement; (f) Employee's material breach of the Company's policies; (g) Employee's use of alcohol or drugs which substantially interferes with the performance of his duties for the Company or which compromises the integrity or reputation of the Company; or (h) Employee's willful engaging in any conduct, which as a result of such conduct, the Company’s integrity or reputation is substantially compromised. No act or omission on the part of the Employee shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for the Company's intention to terminate for Cause, (ii) an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors, and (iii) delivery to the Employee of a Notice of Termination from the Board of Directors finding that in the good faith opinion of a majority of the Board of Directors the Employee was guilty of conduct set forth in one or more of the clauses above and specifying the particulars thereof in detail.

          6.2 "Disability" means the inability, in the written opinion of a licensed physician chosen by the Board of Directors, of the Employee, because of injury, illness, disease or bodily or mental infirmity to perform a substantial portion of his ordinary duties and that this condition has existed for a least six months and will more probably than not extend for an additional six months into the future.

          6.3 "Good Reason" means one or more of the following conditions, arising without Employee's consent:

     (a) a material diminution in Employee's base compensation;

     (b) a material diminution in the Employee's authority, duties, or responsibilities;

     (c) a material diminution in the budget over which Employee retains authority;

     (d) a material change in the geographic location at which Employee must perform services; or

     (e) any other action or inaction that constitutes a material breach by the Company of this Agreement.

          6.4 "Medical and Dental Benefits" refers to the coverage for the Employee and his spouse and dependants described in this Section 6.4 to be provided by the Company pursuant to and in accordance with Section 5.4. The Company shall arrange to provide the Employee and his spouse and dependants with insured medical and dental coverage that is substantially similar to the coverage they were receiving under the Company’s group medical and dental plan immediately prior to the date of Employee’s termination, such benefits to be provided at the Company's expense by means of purchasing individual insurance policies. If at any time after termination of his employment, the Employee accepts employment with another employer and if the Employee becomes covered under that employer's medical benefit plan, then effective on the date that such coverage commences, the obligation of the Company to provide any Medical and Dental benefits to the Employee and his spouse and dependants, shall terminate. If Employee becomes covered under another employer's medical benefit plan while he is receiving Medical and Dental Benefits under this Agreement, Employee agrees to immediately notify the Company in writing within ten (10) calendar days of the commencement of the other coverage. The Medical and Dental benefits provided to the Employee and his spouse and dependants after the date of the Employee's termination of employment are intended by the parties to be in lieu of the rights of the Employee to continuation coverage (commonly known as "COBRA") under Section 601 et seq. of the Employee Retirement Income Security Act of 1974 (ERISA), and Section 4908B of the Internal Revenue Code of 1986, as amended (the "Code"), as either of the foregoing statutes may be amended.

          6.5 "Notice of Termination" means a written notice delivered by one party notifying the other party of the notifying party's intention to terminate the Employee's employment pursuant to this Agreement. A Notice of Termination shall not be effective unless (a) it specifies the specific provision of Section 5 which forms the basis of the proposed termination, (b) sets forth a proposed termination date not less than fifteen (15) calendar days from the sending of the Notice of Termination, and (c) otherwise complies with the requirements of this Agreement.

          6.6 "Notice Period" means the period between the sending of the Notice of Termination and the proposed termination date set forth in such Notice.

          6.7 "Specified Employee" has the meaning given to that term in Code Section 409A(a)(2)(B)(i) and interpretive regulations.

          7. Non-competition.

          7.1 General. Employee acknowledges that his position with the Company is special, unique and intellectual in character and his position in the Company places him in a position of confidence and trust with employees and customers of the Company. Employee further acknowledges, recognizes, and represents receipt of sufficient consideration for these restraints in the form of the Base Salary and other valuable consideration contained herein. The restrictions and obligations contained in this Section 7 shall survive the term of this Agreement.

          7.2 Non-competition. Employee agrees that during his employment with the Company and for a period of two (2) years immediately after the termination of Employee’s employment with the Company (if but only if this Agreement was in effect at the time of such termination), thereafter Employee shall not:

          7.2.1 Either alone or in concert with others, whether as director, officer, consultant, principal, employee, agent or otherwise, engage in or contribute Employee’s knowledge and abilities to any business or entity in competition with the Company ("Competing Business");

          7.2.2 Be employed by, work for, consult with, or act in any other capacity for, any person or entity that is engaged in any Competing Business if in such employment, work or capacity Employee likely would, because of the nature of his position with, or work for, the competitor and his knowledge of the Company's Confidential Information, inevitably use and/or disclose any of the Company's Confidential Information in his work for or with such competitor;

          7.2.3 Solicit, recruit, hire, employ or attempt to hire or employ any person who is then or within the preceding thirty (30) day period was, an employee of the Company, or otherwise urge, induce or seek to induce any person to terminate his/her employment with the Company;

          7.2.4 Solicit, urge, induce or seek to induce any of the Company's independent contractors, subcontractors, vendors, suppliers, customers or consultants to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person's or entity's business with or representation of, the Company for whatever purpose or reason;

          7.2.5 Take any action intended to harm the Company or its reputation, which the Company reasonably concludes could lead to unwanted or unfavorable publicity to the Company;

          7.2.6 The restrictive time periods set forth in this Section 7.2 shall not expire during any period in which Employee is in violation of any of the restrictive covenants set forth in this Section 7.2, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions;

          7.2.7 The restrictive covenants contained in this Section 7.2 prohibit Employee from engaging in certain activities directly or indirectly, whether on his own behalf or on behalf of any other person or entity.

          7.2.8 The covenants and restrictions in this Section 7.2 are separate and divisible, and to the extent any covenant, provision or portion of Section 7.2 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. Should any particular covenant, restriction, provision or portion of Section 7.2 be held unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and/or scope of activity covered by any restrictive covenant, provision or clause, such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to the extent reasonable and enforceable under applicable law.

          7.3 Definition of "Competing Business": The term "Competing Business" shall mean:

          7.3.1 The retail footwear business of Collective Brands, Inc.; Brown Shoe Company, Inc.; Designer Shoe Warehouse; Rack Room (dba); Kohls Corporation; Shoe Station (dba); Shoe City (dba); Shoe Pavilion, Inc., Shoe Department (dba); Finish Line, Inc.; Foot Locker, Inc.; Dick’s Sporting Goods, Inc.; The Sports Authority, Inc.; Off Broadway Shoe Warehouse; and any other company which sells footwear at retail to consumers within 25 miles of any Company store at price points competitive, or likely to be competitive, with the Company, where the footwear sales of such other company constitute at least fifteen percent (15%) of such company's annual revenues.

          7.3.2 Ownership of an investment of less than 5% of any class of equity or debt security of a publicly-held Competing Business shall not constitute ownership or participation in violation of the above.

          7.4 Acknowledgment Regarding Restrictions. Employee acknowledges and agrees that he understands the restrictions in Section 7; that they are reasonable and enforceable, in view of, among other things, the Employee’s position within the Company, the highly competitive nature of the Company's business, and the confidential nature of the information the Employee has been provided. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work for its competitors in violation of the terms of this Agreement since the Company would be unable to verify whether its Confidential Information was being disclosed and/ or misused, and whether Employee was involved in diverting the Company’s customers and/or its customer goodwill.

          7.5 Disclosures Concerning New Employment. Employee agrees that he (a) will immediately, within ten (10) days, notify the Company in writing of his employment, engagement or other affiliation with any other business or entity during the two (2) years immediately following the termination of Employee's employment with the Company and (b) will provide a copy of Section 6 and 7 of this Agreement to any prospective employer before accepting employment or other work engagement with any such employer.

          8. Confidential or Proprietary Information

          8.1 Confidentiality. As used in this Agreement, the term "Confidential Information" means any and all of the Company's trade secrets, confidential and proprietary information and all other information and data of the Company that is not generally known to third persons who could derive economic value from its use or disclosure, including, without limitation, the Company's profile of prospective or current vendors or customers, business methods and structure, details of the Company's contracts and business matters, employee compensation, personnel information, marketing strategies and plans, business plans, pricing information and strategies, costs information, and financial data, whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services to the Company. During his employment with the Company and thereafter, Employee will not use or disclose to others any of the Confidential Information except as authorized in writing by the Company or in the performance of work assigned Employee by the Company. Employee also will abide by the Company's policies protecting the Confidential Information. Employee's confidentiality obligations shall continue as long as the Confidential Information remains confidential, and shall not apply to information which becomes generally known to the public through no fault or action of Employee. Employee agrees that the Company owns the Confidential Information and Employee has no rights, title or interest in any of the Confidential Information. At the Company's request or upon termination of Employee's employment with the Company for any reason, Employee will immediately deliver to the Company all materials (including all copies and electronically stored data) containing any Confidential Information in Employee's possession, custody or control.

          8.2 Trade Secrets-Developments. All improvements, developments, concepts, and ideas ("Developments") relating to the Company's business, or capable of beneficial use by the Company, including, but not limited to, marketing, confidential and trade secret information, techniques, discoveries, slogans, designs, artwork, and writings, which the Employee has made or will make during his employment with the Company are the sole and exclusive property of the Company without charge to the Company other than the Employee's compensation.

          8.3 Acknowledgement. Employee agrees that the restrictions set forth in Sections 8.1 and 8.2 are reasonable and necessary to protect the trade secrets, confidential information, intellectual property rights and goodwill of the Company. The restrictions and obligations contained in this Section 8 shall survive the term of this Agreement.

          9. Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 7 or 8, the Company shall be entitled to an injunction restraining Employee from such breach, in addition to all other remedies which the Company shall be entitled to pursue. The Company also shall be entitled to recover from Employee all litigation costs and attorneys' fees incurred by the Company in any action or proceeding relating to enforcement of the provisions of Sections 7 or 8 this Agreement in which the Company prevails. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach, threatened breach, or any breach of this Agreement.

          10. Survival of Post-Termination Obligations. Employee acknowledges and agrees that his post-termination obligations under this Agreement, including without limitation Employee's non-competition and confidentiality obligations set forth in Sections 7 and 8 of this Agreement, shall survive the termination of Employee's employment with the Company, regardless whether such termination is voluntary or involuntary, or is with or without cause.

          11. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or the dated mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed, or faxed and confirmed, if addressed to the respective parties as follows;

To Employee:	Mark L. Lemond
2477 Hidden Oak Ct.
Newburgh, Indiana 47630

To Company:	Chairman
Shoe Carnival, Inc.
7500 East Columbia Street
Evansville, Indiana 47715

 Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

          12. Waiver. The failure or delay of any party at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement shall not affect such party's right to later enforce any such term or provision.

          13. Entire Agreement. This Agreement cancels and supersedes all prior negotiations, discussions, commitments and understandings between the parties relating hereto, whether oral or written. This Agreement embodies the entire agreement and understanding between such parties with respect to the matters covered hereby. Neither party shall be bound by any term or condition other than as is expressly set forth herein. This Agreement may not be amended, supplemented or modified except by a written document signed by both Employee and a duly authorized officer of the Company.

          14. Assignment.

          14.1 Assignment by Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the capital stock, business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to terminate this Agreement for Good Reason pursuant to Section 5.4. In addition, if the Company fails to obtain, prior to the effective date of any such succession, the successor's express agreement to assume and perform this Agreement, and the succession constitutes a change in the ownership or effective control of the Company within the meaning of Code Section 409A(a)(2)(A)(v), then Employee shall receive compensation from the Company in the same amount and on the same terms that to which the Employee would be entitled hereunder if the Employee terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the termination date. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 14.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          14.2 Assignment by Employee. The services to be provided by the Employee to the Company hereunder are personal to the Employee, and the Employee's duties may not be assigned by the Employee; provided, however that this Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees and legatees. If the Employee dies while any amounts payable to the Employee hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, in the absence of such designee, to the Employee's estate.

          15. Code Section 409A Standards. This Agreement, and all other nonqualified deferred compensation plans in which the Employee participates, are intended to comply with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance (the "Section 409A Standards"), to the extent applicable, and this Agreement shall be construed accordingly. In construing or interpreting any vague or ambiguous provision of this Agreement, the interpretation that will prevail is the interpretation that will cause this Agreement to comply with the Section 409A Standards. Any provision of this Agreement, or any deferred compensation provided under it, that would fail to satisfy the Section 409A Standards shall not have any force or effect until it is amended to comply with the applicable Section 409A Standards, which amendment may be retroactive to the extent permissible under the Section 409A Standards.

          16. Dispute Resolution. Except as otherwise contemplated by Section 9, the Employee agrees that any dispute or controversy arising under or in connection with this Agreement shall be submitted to binding arbitration.

          Such arbitration proceeding shall be conducted before an arbitrator selected by mutual agreement of the Employee and the Company and shall be governed by the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. If the parties are unable to select an arbitrator by mutual agreement within thirty (30) days, the arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Such arbitration shall take place in Evansville, Indiana. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of his right to any payments or benefits to be provided until the date of termination of his employment during the pendency of any dispute or controversy arising under or in connection with this Agreement. All of the Employee's costs and expenses of arbitration, including attorney's fees, shall be borne by the Company and paid as incurred, whether or not the Employee prevails in the arbitration. Payment of those costs and expenses will be made within fifteen (15) business days after the Company's receipt of the Employee's written request for payment, accompanied by such evidence of the fees and expenses incurred as the Company may reasonably require.

          17. Governing Law: Forum Selection. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Indiana, without regard to the conflicts of law rules thereof. Any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or, if necessary because of a federal question mandating jurisdiction in the federal courts is involved, the United States District Court for the Southern District of Indiana, Evansville Division, and the parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise raise questions of personal jurisdiction or venue in any action commenced or maintained in such courts.

          18. Severability. The parties intend that the provisions of this Agreement shall be enforced to the fullest extent permissible under the applicable law. Should any provision of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment and Noncompetition Agreement on this 11th. day of December 2008.

SHOE CARNIVAL, INC.: "Company"		MARK L. LEMOND: "Employee"

By:	/s/ J. Wayne Weaver	/s/ Mark L. Lemond

Its:	Chairman	Date:	December 11, 2008

Date:	December 11, 2008